Exhibit 99.1
PRESS RELEASE
First Nine Months 2018 Results
Accelerated synergies and continued disciplined cost control drove a robust 7% Adjusted EBITDA increase on a rebased(1) basis to €991.0 million with net profit of €206.5 million.
Marked improvement in our rebased Adjusted EBITDA margin of 410 basis points yoy to 52.4%, our best result in three year's time despite larger weight of lower-margin mobile revenue in our mix.
FY 2018 outlook partially upgraded, targeting improved rebased Adjusted EBITDA(a) growth of 8.0-8.5% and seeing Adjusted Free Cash Flow(b) at the upper end of the €400-420.0 million range.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, October 31, 2018 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2018.

HIGHLIGHTS

■	Continued commercial traction for our quad-play "WIGO" bundles, including net additions of 10,300 subscribers in Q3 2018 to reach 361,400 "WIGO" subscribers at September 30, 2018.

■
Modest growth in our mobile postpaid subscriber base in Q3 2018 (+9,500 net postpaid subscribers) reflected a challenging competitive environment and absence of meaningful fixed-term promotions and campaigns.

■	Commercial performance in the quarter was impacted by higher churn in the acquired SFR footprint following our accelerated customer migration strategy, skewing the underlying trend.

■
9M 2018 revenue of €1,892.5 million (Q3 2018: €641.6 million), +1% yoy and reflecting certain inorganic movements. On a rebased basis, our top line slightly contracted amidst (i) €9.2 million lower handset sales, (ii) continued competitive and regulatory headwinds and (iii) lower usage-related revenue following the success of our flat-fee bundles. These headwinds were largely offset by (i) a substantially larger contribution from our regulated and commercial wholesale businesses, (ii) the favorable impact of the July 2018 price adjustments and (iii) continued growth in the small business segment.

■
Net profit of €206.5 million for 9M 2018 versus €105.1 million for 9M last year. Net profit for 9M 2018 was driven by (i) the increase in Adjusted EBITDA, as discussed below, (ii) a €64.8 million non-cash gain on our derivatives and (iii) a €10.8 million gain on the disposal of assets to joint venture related to the transfer of our network field services, which were partially offset by a €78.5 million non-cash foreign exchange loss on our USD-denominated debt and a €24.6 million loss on the extinguishment of debt following certain refinancings.

■
Adjusted EBITDA(2) of €991.0 million for 9M 2018, +9% yoy on a reported basis and +7% yoy on a rebased basis. Our rebased Adjusted EBITDA growth was primarily driven by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers and tight cost control. Our Adjusted EBITDA margin improved by 410 basis points yoy on a rebased basis to 52.4%. Adjusted EBITDA of €345.5 million in Q3 2018, up 8% yoy on a rebased basis, resulting in a 480 basis points rebased margin improvement yoy to 53.8%, which represented our best quarterly result in three year's time.

■
Accrued capital expenditures(3) of €484.7 million for 9M 2018 (Q3 2018: €183.0 million), -9% yoy as 9M 2017 reflected the recognition of the Belgian football broadcasting rights. Our accrued capital expenditures for 9M 2018 were impacted by the extension of the 2G mobile spectrum license. Excluding these impacts, our underlying accrued capital expenditures increased 5% yoy and represented approximately 24% of revenue for 9M 2018.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €822.8 million, €376.6 million and €401.5 million, respectively, for 9M 2018. Adjusted Free Cash Flow(4) of €321.9 million for 9M 2018.

■
Net total leverage ratio further decreased to 3.6x at September 30, 2018. If adjusted to reflect the October 2018 €600.0 million extraordinary gross dividend payment and related borrowings, our net total leverage ratio would have reached 4.0x at the Q3 2018 quarter-end, representing the mid-point of our net total leverage framework.

■
Full year 2018 outlook partially upgraded following strong financial performance over 9M 2018. Accelerated synergies and continued disciplined cost control will propel rebased Adjusted EBITDA(a) growth to 8.0-8.5% for the full year (versus 7-8% initially). Adjusted Free Cash Flow(b) outlook now seen at the upper end of the €400.0-420.0 million range despite certain anticipated payments on our mobile spectrum licenses.

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the nine months ended September 30,	2018	2017	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,892.5	1,880.6	1%
Operating profit	477.0	336.6	42%
Net profit	206.5	105.1	96%
Net profit margin	10.9%	5.6%

Basic earnings share	1.81	0.90	101%
Diluted earnings per share	1.81	0.90	101%

Adjusted EBITDA (2)	991.0	911.2	9%
Adjusted EBITDA margin %	52.4%	48.5%

Accrued capital expenditures (3)	484.7	534.1	(9)%
Accrued capital expenditures as % of revenue	25.6%	28.4%

Net cash from operating activities	822.8	669.8	23%
Net cash used in investing activities	(376.6)	(737.5)	(49)%
Net cash from (used in) financing activities	(401.5)	5.5	N.M.
Adjusted Free Cash Flow (4)	321.9	345.4	(7)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,966,200	2,046,900	(4)%
Basic video (5)	209,700	255,700	(18)%
Enhanced video (6)	1,756,500	1,791,200	(2)%
Broadband internet (7)	1,666,500	1,670,400	—%
Fixed-line telephony (8)	1,275,500	1,302,500	(2)%
Mobile telephony (9)	2,729,100	2,747,600	(1)%
Postpaid	2,233,100	2,124,300	5%
Prepaid	496,000	623,300	(20)%

Triple-play customers	1,163,400	1,183,300	(2)%
Services per customer relationship (10)	2.30	2.28	1%
ARPU per customer relationship (€ / month) (10) (11)	55.4	54.7	1%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
"The third quarter was characterized by a continued intensely competitive environment, underpinned by aggressive back-to-school promotions from our direct competitors. The net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony in Q3 2018 was impacted by higher churn in the acquired SFR footprint in Brussels as part of our accelerated customer migration strategy and from the July 2018 price adjustments. Excluding the impact from the SFR subscriber migrations, the underlying net subscriber trend across the Telenet footprint would have been better. Against a competitive market backdrop, characterized by temporary price promotions and improved offers launched by our direct competitors, our net postpaid subscriber growth decelerated during the quarter to 9,500. Our “WIGO” quad-play customer base continued to grow, reaching 361,400 subscribers at September 30, 2018 and representing a solid net inflow of 10,300 fully converged subscribers in the third quarter. At September 30, 2018, around 17% of our cable customers subscribed to any of our "WIGO" bundles versus around 12% a year earlier.
We continue to focus on providing a great customer experience and seamless superior connectivity on all networks and devices. In early October, we launched “Telenet TV”, our new TV platform offering an unparalleled content experience for our customers across multiple devices and platforms. In that respect, we launched the "Free G" option for both our current and future "WIGO" customers, enabling them to use certain apps, including our "Yelo Play" and "Play Sports" apps, "Whatsapp" and "Facebook Messenger" without impacting their mobile data allowance.
Offering the best end-to-end customer experience centers on our premium-quality fully converged network. At the end of September 2018, approximately 88% of the nodes in our HFC network had been upgraded and we are fully on track to complete the €500 million “Grote Netwerf” program by mid-2019. Earlier this year, we successfully completed the modernization of our mobile network and are pleased with the improvements. Hence, we remain confident that next year’s capital expenditures for network growth and upgrades will decrease from this year’s peak, leading to lower accrued capital expenditures in 2019 (excluding the potential recognition of football broadcasting rights and mobile spectrum licenses).
Telenet reconfirmed its leadership in the Dow Jones Sustainability Index and was rewarded for the sixth time as the sustainability leader for the global media industry, with a strong economic, environmental and social performance. We are proud that our commitment to responsible business practices and sustainable development is being rewarded. This recognizes the investments we make as a company to build a digital society that helps people and businesses stay one step ahead."

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"We posted a solid set of financial results in the third quarter. Compared to the same period of last year, our top line remained broadly flat at €642 million and included a full quarter revenue contribution from the ICT integrator Nextel, which we acquired at the end of May 2018. On a rebased basis, our revenue contracted nearly 2% year-on-year in Q3 2018 as a result of nearly €7 million lower handset-related revenue versus the same period of last year. Excluding handset-related revenue, our underlying revenue would have shown a more modest decline. As anticipated, the trend in our rebased cable subscription revenue further improved in Q3 2018 and was broadly stable year-on-year, which was amongst other factors due to the impact of the July 2018 price adjustments. For the first nine months of the year, our rebased revenue slightly contracted to nearly €1.9 billion as a result of the aforementioned competitive and regulatory headwinds and €9 million lower handset-related revenue. With that, we are on track to deliver on our outlook of stable rebased revenue for the full year.
As in the first half of the year, we maintained our strong cost focus in the quarter and succeeded in reducing our total expenses by 16% year-on-year on a rebased basis. This robust cost performance was mainly driven by (i) substantially lower direct costs, including lower MVNO-related costs as a result of the accelerated onboarding of our Full MVNO subscribers to the acquired network, (ii) 27% lower sales and marketing expenses in the quarter as a result of timing variances and phasing in some of our marketing campaigns and (iii) overall tight control of our overhead expenses. As a consequence, our Adjusted EBITDA reached €346 million in Q3 2018, representing a robust 8% increase compared to the prior year period on a rebased basis. Our lower cost base drove a 480 basis points improvement in our underlying Adjusted EBITDA margin on a rebased basis to nearly 54% in Q3 2018, which represented our best quarterly result in three year's time. Over the first nine months of 2018, we continued to execute well against our cost synergy plans, resulting in a solid 7% increase in our Adjusted EBITDA to €991 million on a rebased basis.
In 2018, our Adjusted EBITDA(a) is being positively influenced by the accelerated synergies from the BASE acquisition and we plan to achieve substantially all forecasted cost-related synergy initiatives by the end of the year, representing an advanced delivery versus our initial timeline. As a result, we will see higher-than-expected rebased Adjusted EBITDA growth for 2018 against our initial outlook, yet resulting in a tougher comparison base heading into next year as we will have captured the vast majority of our cost synergies this year while having lost an important MVNO contract as of early 2019. For the full year 2018, we now target rebased Adjusted EBITDA growth of 8 to 8.5% versus 7-8% initially. As a result, our medium-term Adjusted EBITDA(a) outlook over the 2015-2018 period is now expected to reach the mid to upper end of our 6-7% range.

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For the first nine months of 2018, we generated €322 million of Adjusted Free Cash Flow and we now target the upper end of our Adjusted Free Cash Flow(b) range of between €400-420 million despite certain anticipated payments on our mobile spectrum licenses.
In the third quarter, we made good progress on our €300 million share buy-back program, which we initiated at the end of June. By the end of September, we had repurchased just over 2.3 million shares under this program for an aggregate amount of €105 million. In early October, we also paid the €600 million extraordinary gross dividend to our shareholders. Including the extraordinary dividend payment and related borrowings, our pro forma net total leverage ratio would have reached 4.0x at the end of September 2018, representing the mid-point of our stated leverage framework between 3.5-4.5x Net Total Debt to Consolidated Annualized EBITDA. As previously communicated, we will host a Capital Markets Day on 5 December 2018, during which we intend to elaborate on our strategic value drivers for the future and detail our financial outlook for the medium term, including our proposed capital allocation framework within the boundaries of the aforementioned net total leverage profile."

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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1    Operational highlights

IMPORTANT REPORTING CHANGE:

Presentation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers. Therefore, as of April 1, 2018, they are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our Q1 2017, Q2 2017, Q3 2017, Q4 2017 and Q1 2018 mobile telephony subscriber base by taking out 139,100, 137,000, 134,500, 133,200 and 127,300 mobile telephony SME subscribers, respectively.

Representation of cable RGUs: We have represented the December 31, 2017, the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q4 2017, Q1 2018 and Q2 2018 subscriber count.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At September 30, 2018, we served 2,135,700 unique customer relationships, which represented approximately 64% of the 3,341,700 homes passed by our leading HFC network across our Flemish and Brussels footprint. At September 30, 2018, we provided 4,908,200 fixed services ("RGUs") consisting of 1,966,200 video, 1,666,500 broadband internet and 1,275,500 fixed-line telephony subscriptions. In addition, approximately 89% of our video subscribers had upgraded to our higher ARPU enhanced video platform at September 30, 2018. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At September 30, 2018, we also served 2,729,100 mobile subscribers as compared to 2,747,600 at September 30, 2017. Continued robust net postpaid subscriber growth was almost fully offset by continued structural challenges in the prepaid segment and the transfer of mobile operator JIM Mobile to MEDIALAAN in Q4 2017, which was a regulatory requirement under the European Commission's approval for the BASE acquisition. We reached a bundling rate of 2.30 RGUs per unique customer relationship at the end of Q3 2018, which was modestly up compared to the prior year period. At September 30, 2018, approximately 54% of our cable customers subscribed to a triple-play bundle, whereas approximately 21% subscribed to a double-play product with the remainder subscribing to just one product, indicating continued up-sell opportunity within the existing customer base.

The net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony in Q3 2018 was impacted by higher churn in the acquired SFR footprint in Brussels as part of the accelerated customer migration and from the price adjustments implemented in July 2018. Excluding the impact from the SFR subscriber migrations, the underlying net subscriber trend across our Telenet footprint would have been better.

Amidst a competitive market backdrop, net subscriber growth for our all-in-one converged "WIGO" package in Q3 2018 remained solid. At September 30, 2018, we reached a total of 361,400 "WIGO" customers, representing a robust net inflow of 10,300 subscribers in Q3 2018. As such, the penetration of "WIGO" subscribers relative to the total number of customer relationships represented approximately 17% at the Q3 2018 quarter-end as compared to approximately 12% a year ago. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. In early October, we launched the "Free G" option for both our current and future "WIGO" customers, enabling them to use certain apps, including our "Yelo Play" and "Play Sports" apps, "Whatsapp" and "Facebook Messenger" without impacting their mobile data allowance. This new feature will further boost the content experience for our customers across multiple devices and platforms and will be an integral part of our new "Telenet TV" platform.

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ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the first nine months of 2018, we achieved an ARPU per customer relationship of €55.4, representing a modest year-on-year increase as compared to €54.7 for the first nine months of 2017. Growth in the ARPU per customer relationship was underpinned by a higher proportion of multiple-play subscribers in our overall customer mix and a larger share of enhanced video customers subscribing to our premium entertainment services, which was partially offset by competitive headwinds, larger bundle discounts and fixed-term promotions. In Q3 2018, the ARPU per customer relationship yielded €56.5, representing a 3% increase as compared to the same period last year. The improved trend versus Q2 2018 was largely attributable to the impact of the July 2018 price adjustments.

1.2    Broadband internet

At September 30, 2018, we served 1,666,500 broadband internet subscribers, representing a minor decrease versus September 30, 2017. Our Q3 2018 commercial performance was impacted by higher churn in the acquired SFR footprint as previously mentioned, resulting in a net loss of 9,800 RGUs as compared to the Q2 2018 quarter-end. Excluding this impact, the net broadband internet subscriber trend would have been better. Annualized churn, including higher churn in the acquired Brussels footprint, increased 470 basis points quarter-on-quarter to 13.6% in Q3 2018.

Whether at home, at work or on the move, seamless connectivity, including WiFi, is one of the cornerstones of our connectivity strategy. Our brand-wide "Go With The Good Flow" campaign perfectly responds to this increasing customer need, offering a free smart WiFi-booster to all broadband customers who can also opt for a "speedboost" which allows residential and business customers to reach data download speeds as high as 400 and 500 Mbps. Finally, we also launched "WiFi Business", which is aimed at small and medium-sized businesses ("SME") who want to provide a fast and secure wireless experience to their customers.

1.3    Fixed-line telephony

At September 30, 2018, we served 1,275,500 fixed-line telephony subscribers, representing a 2% decrease compared to last year. Relative to Q2 2018, our fixed-line telephony subscriber base decreased by 16,900 net RGUs, which was driven by higher churn across the SFR Belux subscriber base. Excluding this impact, our fixed-line telephony subscriber base continued to contract in the quarter, reflecting an overall declining market and the overall competitive environment. Relative to the prior quarter, our annualized churn increased 460 basis points in Q3 2018 to 15.4% as a result of the factors mentioned above.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,729,100 SIMs at September 30, 2018, including 2,233,100 postpaid subscribers. The remaining 496,000 mobile subscribers are prepaid subscribers under the BASE brand. Against a competitive market backdrop, characterized by temporary price promotions and improved offers launched by our direct competitors, our net postpaid subscriber growth decelerated during the quarter. In Q3 2018, we added 9,500 net postpaid subscribers driven by our all-in-one converged "WIGO" bundles and our mobile standalone rate plans. Following the completion of our mobile network upgrade project earlier this year, we launched VoLTE (voice over 4G) and VoWiFi (voice over WiFi) technologies. These will improve the voice experience with crystal-clear sound, extended coverage and a much faster connection time. Wherever they are, both Telenet and BASE mobile customers can now enjoy the best technology available to make high-quality voice calls on over our improved network, which utilizes WiFi in addition to 2G, 3G and 4G technologies.

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1.5    Video

TOTAL VIDEO
Subscribers to our basic and enhanced video services were 1,966,200 at September 30, 2018. In Q3 2018, we lost 26,200 net video subscribers, impacted by the aforementioned higher churn in the SFR Benelux footprint. Excluding this impact, the net loss trend in our video subscriber base in the quarter would have been better. The aforementioned net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint.

ENHANCED VIDEO
At September 30, 2018, 1,756,500 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. In Q3 2018, we lost 16,300 net enhanced video subscribers. Excluding churn in the SFR footprint, the underlying trend would have been better.

Our subscription VOD packages "Play" and "Play More" had 410,200 customers at September 30, 2018, up 3% compared to the prior year period. The steady growth was driven by our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content. "Play More" also features our exclusive partnership with HBO, providing access to high-quality international content. In early October, we launched "Telenet TV", which provides access to all of our basic and premium entertainment offerings on all platforms across multiple devices in the home. Going forward, customers can connect to our television services through Google Chromecast or Apple TV, and we have commenced a friendly user trial for our next-generation cloud-based set-top box platform to be launched early next year.

We provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At September 30, 2018, we served 231,400 "Play Sports" customers, which remained stable compared to the prior year period, yet marked an improvement compared to Q2 2018. In January 2018, we launched "Play Sports GO!", our OTT application, through which our pay television sports content has become available for all consumers, irrespective of them subscribing to any of our products. For both current and new "Play Sports" subscribers, the app is an integral part of their subscription, thus enriching their offer and viewing experience.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 15: As of January 1, 2018, we have adopted IFRS 15 as mentioned in our 2017 Annual Report (see Section 5.2.20 - Forthcoming requirements). IFRS 15 has impacted certain of our previous revenue recognition policies, including the accounting for (i) time-limited discounts and free service periods provided to our customers, (ii) certain up-front fees charged to our customers and (iii) multiple element arrangements. Time limited discounts and free service periods provided to our customer did not result in a material impact upon adoption of IFRS. IFRS 15 has also changed the accounting policy for certain upfront costs directly associated with obtaining and fulfilling customer contracts. Under our previous policy, these costs were expensed as incurred unless the costs were in the scope of another accounting topic that allowed for capitalization. Under IFRS 15, the upfront costs that were previously expensed as incurred have been recognized as assets and amortized to other operating expenses over a period that is consistent with the transfer to the customers of the goods or services to which the assets relate. This change did not result in a material impact upon adoption of IFRS 15.

Presentation of intercompany-related security revenue: As of January 1, 2018, we changed the way we present revenue earned from our security business across the Liberty Global Group. As of January 1, 2018, we present this revenue on a net basis versus on a gross basis previously. This change did not impact our gross profit or Adjusted EBITDA. For comparability reasons, we have represented our Q3 2017, 9M 2017 and FY 2017 results with a total impact of €1.3 million, €3.7 million and €7.0 million, respectively.

Presentation of accrued capital expenditures: As of January 1, 2018, we changed the way we present our accrued capital expenditures in order to align with our internal capital allocation framework. Going forward, our accrued capital expenditures will be reported across the following buckets: (i) customer premises equipment, (ii) network growth, (iii) product and services and (iv) maintenance and other. We have also represented the prior year quarters. This representation did not affect our total level of accrued capital expenditures.

Purchase price allocation for the SFR Belux acquisition: Our December 31, 2017 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) for the SFR Belux acquisition, which was not yet available at year-end 2017. A step-up on property & equipment of €8.1 million was recorded, while an intangible asset was recognized amounting to €70.5 million, almost entirely consisting of the customer relationships. Together with the deferred tax impact of the above mentioned adjustments (€25.5 million), goodwill was reduced by €53.1 million. The depreciation and amortization expenses, as well as the deferred tax impact related to the period from the acquisition date (June 19, 2017) until December 31, 2017, amounted to €2.6 million and has been reflected in retained earnings.

Presentation of mobile telephony revenue generated by SME customers: As of April 1, 2018, we changed the way we present revenue earned through our mobile SME subscribers. As of April 1, 2018, we present this revenue incremental (incl. interconnect revenue and carriage fees) under business services revenue versus under mobile telephony revenue (subscription and usage revenue) and under other revenue (interconnect revenue and carriage fees) previously. This change did not impact our gross profit and Adjusted EBITDA. For comparable reasons, we have represented our Q1 2017, Q2 2017, Q3 2017, Q4 2017, FY 2017 and Q1 2018 results with a total negative impact on mobile telephony revenue of €6.9 million, €7.4 million, €7.3 million, €6.8 million, €28.5 million, €6.9 million and a total negative impact on other revenue of €1.5 million, €1.5 million, €1.5 million, €1.6 million,  €6.1 million, €1.3 million and a total positive impact on business services revenue of €8.5 million, €8.9 million, €8.8 million, €8.4 million, €34.6 million and €8.2 million, respectively.

2.1    Revenue

For the first nine months of 2018, we generated revenue of €1,892.5 million, which was up 1% versus €1,880.6 million in the prior year period. Our reported revenue movements were predominantly attributable to acquisitions including (i) a full nine-month revenue contribution from SFR Belux as opposed to only a partial contribution to our 9M 2017 revenue since the June 19, 2017 acquisition date and (ii) a four-month contribution from the local ICT integrator Nextel, which we acquired on May 31, 2018. These acquisitions boosted our revenue by €26.0 million and €18.6 million, respectively, as opposed to the same period of last year. Our reported revenue growth was negatively impacted by (i) the sale of our direct subsidiary Ortel to Lycamobile as per March 1, 2017, (ii) the discontinuation of certain fixed legacy products at BASE, (iii)

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the sale of JIM Mobile and Mobile Vikings to MEDIALAAN and (iv) the impact of the new IFRS 15 accounting framework, which we have adopted as of January 1, 2018.

On a rebased basis, when adjusting our prior year revenue for the aforementioned factors, our 9M 2018 revenue decreased by 1%, amidst (i) €9.2 million lower handset sales as compared to the same period of last year, (ii) continued competitive and regulatory headwinds and (iii) lower usage-related revenue amidst the continued success of our flat-fee "WIGO" quad-play bundles and improved mobile line-up, including higher mobile data allowances. These headwinds were only partially offset by (i) a substantially larger contribution from our regulated and commercial wholesale businesses, (ii) the favorable impact of the July 2018 price adjustments and (iii) continued growth in the small business segment.

In Q3 2018, our revenue was €641.6 million, which was broadly stable compared to Q3 2017 on a reported basis despite a full quarter revenue contribution from Nextel, which contributed €11.6 million to our consolidated revenue in the quarter. On a rebased basis, our revenue decreased nearly 2% year-on-year in Q3 2018 as a result of €6.9 million lower handset-related revenue versus the same period of last year as mentioned above. Excluding handset-related revenue in both periods, our underlying revenue would have shown a more modest decline in Q3 2018. As anticipated, the trend in our rebased cable subscription revenue improved from an almost 2% decline in Q2 2018 to broadly stable in Q3 2018, which was amongst other factors due to the aforementioned price adjustment.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first nine months of 2018, our video revenue amounted to €436.1 million (Q3 2018: €146.2 million), which was up 1% as compared to €432.3 million for the prior year period and included the impact from the SFR Belux acquisition as mentioned before. On a rebased basis, our video revenue for the nine months ended September 30, 2018 decreased 2% compared to the prior year period as a result of the continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services, which was only partially offset by the benefit from the July 2018 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €468.4 million for the first nine months of 2018 (Q3 2018: €158.6 million) and was up 3% compared to €453.1 million for the prior year period. On a rebased basis, our broadband internet revenue was up 1% year-on-year driven by (i) continued traction in our "WIGO" propositions, (ii) a robust performance in the small business segment and (iii) the favorable impact from the aforementioned price adjustment, partially offset by an increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first nine months of 2018, our fixed-line telephony revenue decreased 2% to €175.7 million (Q3 2018: €58.5 million) compared to €179.9 million for the prior year period. The favorable impact from the SFR Belux acquisition and the aforementioned price adjustment was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop, (ii) lower usage-related revenue, reflecting an overall declining market trend, and (iii) a growing proportion of bundle discounts. The same factors contributed to a 5% decrease in our rebased 9M 2018 fixed-line telephony revenue.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the first nine months of 2018, we generated mobile telephony revenue of €346.1 million (Q3 2018: €119.3 million), representing an 10% year-on-year decrease. On a rebased basis, our mobile telephony revenue decreased 5% year-on-year with healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

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BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €140.2 million (Q3 2018: €53.5 million) for the first nine months of 2018, up 15% as compared to the prior year period. Our reported revenue for the first nine months of 2018 included the aforementioned €18.6 million revenue contribution from Nextel since the May 31 acquisition date. On a rebased basis, our B2B revenue showed a modest decline as higher data connectivity and mobile telephony revenue was more than offset by structurally lower fixed-line telephony revenue and lower security revenue as compared to the same period of last year.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers,
(ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees and (v) set-top box sales revenue. Other revenue reached €326.0 million (Q3 2018: €105.5 million) for the first nine months of 2018, up 6% year-on-year driven by a higher contribution from our regulated and commercial wholesale business, which was partially offset by substantially lower revenue from handset sales and lower interconnection revenue. The same factors drove a 6% year-on-year increase in our rebased other revenue.

2.2    Expenses

For the first nine months of 2018, we incurred total expenses of €1,415.5 million, representing a decrease of 8% compared to the prior year period when we incurred total expenses of €1,544.0 million. Our total expenses for the first nine months of 2018 reflected certain inorganic movements as mentioned above (see 2.1. Revenue for more details), while our 9M 2017 total expenses included a €29.2 million non-cash restructuring charge linked to the accelerated onboarding of our Full MVNO customer base to our own mobile network. Total expenses represented approximately 75% of our revenue for the first nine months of 2018 (9M 2017: approximately 82%). Cost of services provided as a percentage of revenue represented approximately 56% for the first nine months of 2018 (9M 2017: approximately 63%), while selling, general and administrative expenses represented approximately 19% of our total revenue for the first nine months of 2018 (9M 2017: approximately 19%).

On a rebased basis, we succeeded in reducing our total expenses for the first nine months of 2018 by 9% as compared to the prior year period. This robust achievement was predominantly driven by a 14%, reduction in our direct costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network, resulting in substantially lower MVNO-related costs compared to the prior year period, and a marked decline in costs related to handset purchases given lower sales volumes. Furthermore, we recorded 6% lower depreciation and amortization charges over the period on a rebased basis, reflecting the good progress achieved on the modernization of both our fixed and mobile infrastructures resulting in a more normalized depreciation rate going forward. And finally, we maintained our tight cost control as demonstrated by a further 8% decrease in our other indirect expenses and lower outsourced labor and professional services expenses on a rebased basis.

Our total expenses in Q3 2018 totaled €455.3 million, representing a 16% decrease relative to Q3 last year despite the inclusion of Nextel for the full quarter. On a rebased basis, our total expenses decreased 16% year-on-year, largely due to the same drivers as mentioned above.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €144.5 million for the first nine months of 2018 (Q3 2018: €47.5 million) compared to €135.8 million for the first nine months of 2017 and reflected the aforementioned inorganic impacts. On a rebased basis, our network operating expenses increased 6% year-on-year as a result of certain local pylon tax provisions in Q1 2018 in addition to higher license and maintenance fees. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and the Internet-of-Things ("IoT"). This transaction will result in higher network operating expenses going forward, while at the same time favorably

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impacting our staff-related expenses as our field engineers and their related costs have been transferred to this new company.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. For the first nine months of 2018, our direct costs were €382.6 million (Q3 2018: €129.0 million), representing a 14% decrease compared to the prior year period despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a €60.1 million, or 14%, decrease driven by substantially lower MVNO-related costs and lower costs related to handset sales and subsidies relative to the prior year period. The same factors drove a 13% year-on-year decrease in our direct costs in Q3 2018 on a rebased basis.

STAFF-RELATED EXPENSES
Staff-related expenses for the first nine months of 2018 remained broadly stable compared to the prior year period despite the aforementioned inorganic impacts and the negative cost impact of the approximately 2% mandatory wage indexation since January this year. On a rebased basis, staff-related expenses for the first nine months of 2018 decreased 6% relative to the same period of last year and reflected the aforementioned transfer of our network field services to Unit-T.

SALES AND MARKETING EXPENSES
Relative to the same period of last year, our sales and marketing expenses for the first nine months of 2018 decreased €5.2 million, or 8%, to €61.5 million (Q3 2018: €17.5 million). On a rebased basis, our sales and marketing expenses for the first nine months of 2018 decreased 9% compared to the prior year period due to timing variances and phasing in some of our marketing campaigns.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €23.1 million for the first nine months of 2018 (Q3 2018: €8.5 million) compared to €30.7 million for the first nine months of 2017, demonstrating our ability to carefully control our overall external spending levels. On a rebased basis, costs related to outsourced labor and professional services decreased 25% driven by a reduction in outsourced labor and generally lower consultancy-related spending.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €103.6 million for the first nine months of 2018 (Q3 2018: €33.5 million), representing a 3% decrease compared to the prior year period despite the aforementioned inorganic impacts. On a rebased basis, other indirect expenses decreased 8% year-on-year for the first nine months of 2018, mainly driven by our continued focus on managing our overhead expenses.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €503.1 million for the first nine months of 2018 compared to €561.8 million in the first nine months of 2017 when we incurred higher depreciation expenses related to the modernization of both fixed and mobile infrastructures. Higher amortization expenses were more than offset by lower restructuring expenses and lower depreciation expense.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first nine months of 2018, net finance expense totaled €204.6 million compared to €196.8 million of net finance expense incurred for the first nine months of 2017. Our net finance expense for the first nine months of 2017 was impacted by (i) a €209.9 million non-cash foreign exchange gain on our outstanding USD-denominated debt, (ii) a €192.4 million non-cash loss on our derivatives and (iii) a €46.7 million loss on the extinguishment of debt following the early redemption of certain debt instruments.

For the first nine months of 2018, our finance income was €65.1 million and included a €64.8 million non-cash gain on our derivatives. Compared to the prior year period, our finance income decreased 69% as the first nine months of 2017 included the aforementioned non-cash foreign exchange gain. Our net interest expense, foreign exchange loss and other

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finance expense increased 46% from €168.0 million for the first nine months of 2017 to €245.1 million for the first nine months of 2018 and mainly reflected a €78.5 million non-cash foreign exchange loss on our outstanding USD-denominated debt. Finance expenses for the first nine months of 2018 also included a €24.6 million loss on extinguishment of debt following the refinancing of our EUR and USD-denominated Term Loans.

In Q3 2018, we incurred net finance expenses of €55.6 million as compared to €67.7 million for Q3 2017. Relative to Q3 last year when we incurred a €78.8 million non-cash loss on our derivatives, the fair value of our derivatives now resulted in a non-cash gain of €8.9 million, which was more than offset by the aforementioned non-cash foreign exchange loss on our USD-denominated debt.

GAIN ON DISPOSAL OF ASSETS TO JOINT VENTURE
In Q3 2018, we recorded a €10.8 million gain on the disposal of assets to joint venture, favorably impacting our pre-tax profit by a similar amount for the first nine months of 2018. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and IoT.

INCOME TAXES
We recorded income tax expense of €75.6 million for the first nine months of 2018 compared to €34.5 million for the first nine months of 2017. In Q3 2018, we recorded income tax expense of €43.4 million compared to €7.3 million for the same period of last year.

NET PROFIT
We realized a net profit of €206.5 million for the first nine months of 2018 compared to a net profit of €105.1 million in the prior year period. The 96% increase in our net profit was primarily driven by the 42% increase in our operating profit compared to 9M last year and reflected, amongst other changes, the aforementioned inorganic impacts. Furthermore, our net profit for the first nine months of 2018 was favorably impacted by the aforementioned gain on the disposal of assets to joint venture. For the first nine months of 2018, we achieved a net profit margin of 10.9% compared to a net profit margin of 5.6% for the first nine months of 2017.

In Q3 2018, our net profit was €97.6 million as compared to €28.5 million in Q3 2017. Relative to Q3 last year when we incurred a €78.8 million non-cash loss on our derivatives, we recorded a €8.9 million non-cash gain on our derivatives in Q3 2018 in addition to a €10.8 million gain on the disposal of assets to joint venture. Our net profit margin reached 15.2% in Q3 2018 as compared to 4.4% for the comparable period in 2017.

2.4    Adjusted EBITDA

For the first nine months of 2018, we realized Adjusted EBITDA of €991.0 million, up 9% compared to the prior year period when we produced Adjusted EBITDA of €911.2 million. Our Adjusted EBITDA for the first nine months of 2018 included a full nine-month contribution from SFR Belux compared to the partial post-acquisition period in the prior year results (€15.1 million) and a four-month contribution of Nextel (€2.0 million since the acquisition date). Our Adjusted EBITDA margin reached 52.4% for the first nine months of 2018 compared to 48.5% for the first nine months of 2017. On a rebased basis, our Adjusted EBITDA for the first nine months of 2018 grew just over 7% through (i) substantially lower MVNO-related costs, (ii) 8% lower other indirect expenses, reflecting continued tight cost control, (iii) a 25% reduction in costs related to outsourced labor and professional services and (iv) lower staff-related expenses, partially offset by higher network operating costs as mentioned above. On a rebased basis, we succeeded in expanding our underlying Adjusted EBITDA margin by 410 basis points compared to the first nine months of 2017 driven by the disciplined execution of our synergy roadmap and continued tight cost control.

In Q3 2018, our Adjusted EBITDA reached €345.5 million, representing a robust 8% increase compared to the prior year period when our Adjusted EBITDA was €318.8 million. Our Adjusted EBITDA in Q3 2018 included Nextel for the full quarter, which increased our Adjusted EBITDA by €0.7 million. On a rebased basis, we achieved a solid 8% increase in our Adjusted EBITDA in the third quarter driven by (i) substantially lower direct costs, including lower MVNO-related costs, (ii) 27% lower sales and marketing expenses in the quarter as a result of timing variances and phasing in some of our marketing campaigns and (iii) overall tight control of our overhead expenses. In Q3 2018, we achieved an Adjusted EBITDA margin of 53.8%, representing a marked improvement of 480 basis points compared to Q3 2017 on a rebased basis and representing our best quarterly result in three year's time.

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Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2018	2017	Change %	2018	2017	Change %

Profit for the period	97.6	28.5	242%	206.5	105.1	96%

Income tax expense	43.4	7.3	495%	75.6	34.5	119%
Share of the result of equity accounted investees	0.5	(1.1)	N.M.	1.1	0.2	450%
Loss (gain) on disposal of assets to joint venture	(10.8)	—	—%	(10.8)	—	—%
Net finance expense	55.6	67.7	(18)%	204.6	196.8	4%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	151.4	184.1	(18)%	496.8	531.7	(7)%

EBITDA	337.7	286.5	18%	973.8	868.3	12%

Share based compensation	5.6	2.8	100%	7.1	10.6	(33)%
Operating charges related to acquisitions or divestitures	1.3	0.3	333%	3.8	2.2	73%
Restructuring charges	0.9	29.2	(97)%	6.3	30.1	(79)%

Adjusted EBITDA	345.5	318.8	8%	991.0	911.2	9%
Adjusted EBITDA margin	53.8%	49.4%		52.4%	48.5%
Net profit margin	15.2%	4.4%		10.8%	5.6%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first nine months of 2018, our operations yielded €822.8 million of net cash compared to the €669.8 million we generated during the prior year period. The net cash from our operating activities for the first nine months of 2018 included the inorganic impacts from the SFR Belux and Nextel acquisitions as mentioned above. Our net operating cash flow increased 23% year-on-year driven by (i) robust underlying Adjusted EBITDA growth as mentioned above, (ii) €18.9 million lower cash interest expenses and cash derivatives as a result of our recent refinancing transactions, partially offset by a growing proportion of short-term liabilities from our vendor financing platform, (iii) an improved trend in our working capital in the period and (iv) €11.5 million lower cash taxes paid relative to last year. In Q3 2018, we generated €303.7 million of net cash from operating activities, which was up 5% as compared to the prior year quarter despite higher cash interest payments due to timing variances as a result of last year's refinancing transactions.
NET CASH USED IN INVESTING ACTIVITIES
We used €376.6 million of net cash in investing activities for the first nine months of 2018 (Q3 2018: €110.8 million) inclusive of the payment for the May 2018 acquisition of Nextel as compared to €737.5 million for the first nine months of 2017, which included the payment for the June 2017 acquisition of SFR Belux. The net cash used in investing activities for the first nine months of 2018 furthermore reflected the extension of the 2G mobile spectrum license in Q3 2018 to March 2021, adversely impacting our net cash used investing activities by €6.2 million in the quarter. Relative to the same period of 2017, our cash capital expenditures decreased 10% as a result of our vendor financing program, which we implemented in Q3 2016 and through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the first nine months of 2018, we acquired €236.5 million of assets through capital-related vendor financing arrangements (Q3 2018: €90.7 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH FROM (USED IN) FINANCING ACTIVITIES
The net cash used in financing activities was €401.5 million for the first nine months of 2018 (Q3 2018: €235.6 million) compared to €5.5 million of net cash from financing activities for the first nine months of 2017. The net cash used in financing activities for the first nine months of 2018 reflected a net €218.5 million million repayment of loans and borrowings, including scheduled repayments of our short-term vendor financing commitments. In the first nine months of 2018, we also spent €141.2 million on share repurchases under the Share Repurchase Program 2018 and Share Repurchase Program 2018bis, while incurring €23.4 million of debt issuance costs related to our March and May 2018

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refinancings in addition to the August 2018 debt issuance (See 2.6 Debt profile for more details). The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
For the first nine months of 2018, we generated Adjusted Free Cash Flow of €321.9 million. This represented a 7% decrease versus the €345.4 million we generated in the same period last year. Our Adjusted Free Cash Flow for the first nine months of 2018 was primarily driven by a robust increase in the net cash flow from our operating activities as explained above and lower cash capital expenditures due to continued net increases in our vendor financing program. These tailwinds were more than offset by substantially higher scheduled repayments of our short-term vendor financing commitments relative to last year when we were facing limited repayments given the start of the program in Q3 2016. For Q3 2018, our Adjusted Free Cash Flow was €64.6 million, representing a 69% decrease compared to the prior year due to the aforementioned extension of our 2G mobile spectrum license and higher repayments of the outstanding short-term commitments under our vendor financing program.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of September 30, 2018, we carried a total debt balance (including accrued interest) of €4,983.8 million, of which €1,938.0 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,107.6 million principal amount is owed under our 2017 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at September 30, 2018 also included €344.7 million of short-term debt related to our vendor financing program (including accrued interest) and €43.6 million for the outstanding portion of the 2G and 3G mobile spectrum licenses (including accrued interest). The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
During the first half of 2018, we refinanced part of our outstanding debt at attractive and improved long-term interest rates, while extending tenor. In March 2018, we used part of our cash and cash equivalents to prepay 10% of Facility AB , of which the lender is Telenet Finance VI Luxembourg S.C.A. (“TFLVI”). TFLVI used the proceeds from the prepayment of 10% of Facility AB to redeem 10% of the original aggregate principal amount of its 4.875% €530.0 million Senior Secured Notes due July 2027.
In March 2018, we issued a USD 300.0 million Term Loan (“Facility AL2”) at par, under which Telenet Financing USD LLC is the borrowing entity. Facility AL2 carried the same characteristics as the initial Facility AL, which was issued on December 1, 2017. In April 2018, Telenet Financing USD LLC borrowed the full USD 300.0 million under Facility AL2 and on-lent the net proceeds of this issuance to Telenet International Finance S.à r.l., which used such proceeds, together with existing cash, to prepay Facility V, of which the lender is Telenet Finance V Luxembourg S.C.A. (“TFLV”). TFLV used the proceeds from the prepayment of Facility V to redeem in full its 6.75% €250.0 million Senior Secured Notes due August 2024.
In May 2018, we issued a new €730.0 million Term Loan facility (“Facility AO”), under which Telenet International Finance S.à r.l. is the borrowing entity. Facility AO carries a reduced margin of 2.50% over EURIBOR with a 0% floor, matures on December 15, 2027 and was issued at 99.875%. Through Telenet Financing USD LLC, Telenet issued a new USD 1.6 billion Term Loan facility (“Facility AN”) with a modestly improved maturity of August 15, 2026. Facility AN carries a reduced margin of 2.25% over LIBOR with a 0% floor and was issued at 99.875%. We used the net proceeds from these new facilities in June 2018 to entirely prepay the following credit facilities under the 2017 Amended Senior Credit Facility: (i) Facility AM (€730.0 million due December 2027, EURIBOR +2.75%, 0% floor); and (ii) Facility AL (USD 1.6 billion due March 2026, LIBOR + 2.50%, 0% floor).
In August 2018, we successfully issued and priced an additional USD 475.0 million Term Loan (“Facility AN2”) and an additional €205.0 million Term Loan (“Facility AO2”). Under Facility AN2, Telenet Financing USD LLC will be the borrowing entity. Facility AN2 carries the same characteristics as the initial Facility AN, which was issued on May 24, 2018. As such, Facility AN2 carries (i) a margin of 2.25% over LIBOR, (ii) a 0% LIBOR floor and (iii) a maturity of August 15, 2026. Facility AN2 was successfully issued at 98.5%. Under Facility AO2, Telenet International Finance S.à r.l. will be the borrowing entity. Facility AO2 carries the same characteristics as the initial Facility AO, which was issued on May 25, 2018. As such, Facility AO2 carries (i) a margin of 2.50% over EURIBOR, (ii) a 0% EURIBOR floor and (iii) a maturity of December 15, 2027. Facility AO2 was successfully issued at 98.0%. The net proceeds of these two issuances, together with excess cash and cash equivalents, has been used in early October to pay the €600.0 million extraordinary gross dividend. Consequently, both Term Loans remained undrawn at the end of Q3 2018 for an aggregate amount of €614.0 million.

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Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to August 2026 with a weighted average maturity of 8.8 years at September 30, 2018. In addition, we also had full access to €445.0 million of undrawn commitments under our revolving credit facilities at September 30, 2018, with certain availabilities up to June 2023.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at September 30, 2018.
Exhibit 2: Debt maturity table as of September 30, 2018

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2018
	(€ in millions)
2017 Amended Senior Credit Facility
Term Loan AN	1,786.6	1,377.6	409.0	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	935.0	730.0	205.0	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0	—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0	477.0	—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	861.0	861.0	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	25.0	September 30, 2019	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	5,104.6	4,045.6	1,059.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2018, we held €83.8 million of cash and cash equivalents compared to €39.1 million at December 31, 2017. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Relative to June 30, 2018, our cash balance decreased materially as a result of the start of our €300.0 million share buy-back program as of the end of June. By the end of September, we had repurchased just over 2.3 million shares under this program for an aggregate amount of €105.0 million. Consequently, around one-third of this program was effectively executed by the end of Q3 2018. At September 30, 2018, we had access to €1,059.0 million of available commitments under our 2017 Amended Senior Credit Facility, subject to compliance with the covenants mentioned below. This includes the undrawn amounts under our new Term Loan facilities AN2 and AO2, which have been drawn in early October to fund the €600.0 million extraordinary gross dividend.

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NET LEVERAGE RATIO
Mid-February, we redefined our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA and based on net total leverage as opposed to net covenant leverage previously. As such, our Consolidated Annualized EBITDA excludes certain unrealized OPEX synergies with regards to both the BASE and SFR Belux acquisitions, while Net Total Debt includes both lease-related liabilities and vendor financing-related short-term liabilities.
At September 30, 2018, our net total leverage ratio reached 3.6x versus 3.8x at June 30, 2018 with the decrease being primarily attributable to the strong EBITDA growth we achieved in the third quarter and a decrease in our outstanding vendor financing commitments due to phasing. Our net total leverage ratio at September 30, 2018 did not yet reflect the payment of the €600.0 million extraordinary gross dividend, which was only paid on October 4, 2018. On a pro forma basis to reflect the impact of the October 2018 extraordinary dividend payment, our net total leverage ratio would have been 4.0x at the end of the third quarter, which represents the mid-point of the aforementioned leverage framework. Our net covenant leverage, which includes certain unrealized OPEX synergies and excludes both lease-related liabilities and vendor financing-related short-term liabilities, further decreased to 2.9x at September 30, 2018 (June 30, 2018: 3.0x). On a pro forma basis to reflect the impact of the October 2018 extraordinary dividend payment, our net covenant leverage ratio would have been 3.4x at the end of the third quarter. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.
2.7    Capital expenditures

Accrued capital expenditures reached €484.7 million for the first nine months of 2018, representing a 9% decrease versus the prior year period when our accrued capital expenditures were impacted by the recognition of the Belgian football broadcasting rights in Q3 2017. Our accrued capital expenditures for the first nine months of 2018 reflected the extension of the current 2G mobile spectrum license until March 2021 (€33.5 million), which will be paid in annual installments until maturity. Excluding the recognition of the mobile spectrum license and the Belgian football rights in both periods, our accrued capital expenditures increased 5% year-on-year for the first nine months of 2018 driven by continued investments in the upgrade of both our fixed and mobile infrastructures to create a leading converged network for the future and accelerated investments in our new IT platform with a view to create additional digital capabilities. For the first nine months of 2018, our accrued capital expenditures represented approximately 26% of our revenue versus approximately 28% for the first nine months of 2017. Excluding the recognition of the mobile spectrum license and and the Belgian football broadcasting rights in both periods, our underlying accrued capital expenditures represented approximately 24% and 23% of our revenue, respectively.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €86.2 million for the first nine months of 2018 (Q3 2018: €36.3 million). The 37% increase compared to the prior year period was driven by our successful in-home connectivity campaigns focused on improving the indoor wireless experience for our customers and which includes the rental of WiFi powerline boosters. For the first nine months of 2018, capital expenditures related to customer premises equipment represented approximately 19% of our total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, as mentioned above. At September 30, 2018, we had modernized substantially all of our macro sites, had deployed 251 new sites and had upgraded around 88% of our HFC nodes within our footprint. As such, we succeeded in substantially completing the mobile network modernization and expect to be able to complete our "Grote Netwerf" project mid-2019. Accrued capital expenditures for network growth and upgrades amounted to €153.7 million for the first nine months of 2018 (Q3 2018: €46.3 million), marking a 24% decrease compared to the prior year period. For the first nine months of 2018, network-related capital expenditures represented approximately 34% of total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €83.7 million for the first nine months of 2018 (Q3 2018: €26.2 million). The 36% ramp-up versus the first nine months of 2017 reflected the start of our IT upgrade program as referenced to above. Capital expenditures for product and services represented approximately 19% of total accrued capital expenditures (excluding the recognition of the mobile spectrum license).

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The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and certain recurring investments in our IT platform and systems. These reached €161.1 million for the first nine months of 2018 (Q3 2018: €74.2 million), and included the aforementioned recognition of the 2G mobile spectrum license, compared to €206.6 million for the first nine months of 2017,which reflected the aforementioned recognition of the Belgian football broadcasting rights. The above implies that approximately 72% of our accrued capital expenditures (excluding the recognition of the mobile spectrum license) for the first nine months of 2018 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns. Furthermore, we also believe our absolute accrued capital expenditure levels for 2019 should decrease relative to this year's peak as we have substantially completed our aforementioned infrastructure upgrade projects.

In Q3 2018, our accrued capital expenditures totaled €183.0 million (including the aforementioned recognition of the 2G mobile spectrum license), which represented a 28% decrease compared to the prior year period when our accrued capital expenditures were impacted by the recognition of the Belgian football broadcasting rights. Excluding these impacts, our accrued capital expenditures decreased 2% year-on-year, driven by lower network-related accrued capital expenditures given the good progress we have made to date on the modernization of our integrated fixed and mobile network.

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3    Outlook and other information

3.1    Outlook

For the first nine months of 2018, our rebased revenue modestly contracted versus the prior year period as a result of the aforementioned competitive and regulatory headwinds, including substantially lower handset-related revenue from lower sales volumes. Relative to the first nine months of 2018, we anticipate our rebased revenue growth to modestly improve in Q4 driven by a growing contribution from our wholesale and small business segments and the benefit from the July 2018 rate adjustment, partially offset by continued competitive and regulatory headwinds, including a 17% reduction in the cable wholesale rate as of August 1,2018. For the full year 2018, we continue to anticipate stable revenue growth on a rebased basis.

In 2018, our Adjusted EBITDA(a) is being positively influenced by the accelerated synergies from the BASE acquisition, including lower MVNO-related costs as we substantially completed the onboarding of our Full MVNO subscribers to the Telenet network at the end of Q1 2018. Combined with continued rigorous cost control and focus on our indirect spend levels, we achieved a solid 7% rebased Adjusted EBITDA growth for the first nine months of 2018. As a result of the faster-than-expected execution of our synergy roadmap, we will be capturing substantially all planned cost-related synergies in 2018 already as opposed to our initial outlook. This will result into higher Adjusted EBITDA(a) growth on a rebased basis for 2018, yet resulting into a tougher comparison base heading into next year as we will have captured the vast majority of our cost synergies this year already while having lost a MVNO contract as of early 2019. As a result, we now expect our Adjusted EBITDA(a) to grow between 8.0-8.5% for the full year 2018 on a rebased basis as compared to our initial outlook of 7-8%. As a result, our medium-term Adjusted EBITDA(a) outlook over the 2015-2018 is now expected to reach the mid to upper end of our 6-7% range.

For our accrued capital expenditures, 2018 will be the final full year in our investment cycle characterized by relatively high investments on the back of (i) our five-year €500.0 million "Grote Netwerf" HFC network upgrade program, (ii) our €250.0 million investment in the modernization of our acquired mobile network, (iii) a full-year inclusion of SFR Belux, including investments to improve the customer experience in Brussels and Wallonia, and (iv) the start of our IT platform upgrade plan, leading to additional innovative digital capabilities and cost opportunities going forward. We continue to target an accrued capital expenditures to revenue ratio of around 26% for the full year 2018 and we are committed to decreasing our accrued capital expenditures as of 2019 (excluding the potential recognition of football broadcasting rights and mobile spectrum licenses).

For the first nine months of 2018, we generated €321.9 million of Adjusted Free Cash Flow. For the full year 2018, we now see our Adjusted Free Cash Flow(c) at the upper end of our €400.0-420.0 million range despite certain anticipated payments on our mobile spectrum license. Growth in our Adjusted Free Cash Flow continues to be driven by (i) robust Adjusted EBITDA(a) growth as mentioned above, partially offset by higher capital expenditures and payments on mobile spectrum licenses, (ii) lower cash interest expenses as a result of the December 2017 refinancing and (iii) continued growth in our vendor financing platform through which we are able to extend payment terms for certain strategic suppliers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	19

Exhibit 3: Outlook FY 2018

Outlook FY 2018	As presented on February 13, 2018	As presented on October 31, 2018
Revenue (rebased)	Stable	Stable
Adjusted EBITDA growth(a) (rebased)	7.0 - 8.0%	8.0 - 8.5%
Accrued capital expenditures, as a % of revenue	Around 26%(b)	Around 26%(b)
Adjusted Free Cash Flow(c)	€400.0 - 420.0 million(d)	€400.0 - 420.0 million(d)
(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of football broadcasting rights and mobile spectrum licenses.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming certain payments are made on our mobile spectrum licenses in Q4 2018 and the tax payment on our 2017 tax return (excluding the tax prepayment of Q4 2017) will not occur until early 2019.

3.2    Subsequent events

Payment of €600.0 million extraordinary gross dividend
On September 26, 2018, the special shareholders' meeting of Telenet Group Holding NV approved the pay-out of the €600.0 million extraordinary gross dividend. Based on the number of treasury shares held by the Company at that time, the gross dividend per share was determined at €5.30, subject to 30% withholding tax. The extraordinary dividend was paid by the Company on October 4, 2018. The extraordinary dividend was financed through a combination of existing cash and cash equivalents and the drawn-down of the Term Loans AN2 and AO2, which were issued in August 2018 for that purpose. Including the payment of the extraordinary dividend in early October and related borrowings, the Company's net total leverage would have been 4.0x at the end of September 2018 on a pro forma basis.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	20

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended September 30,	2018	2017	Change %

Total Services - Combined Network

Homes passed (12)	3,341,700	3,307,100	1%

Video
Basic video (5)	209,700	255,700	(18)%
Enhanced video (6)	1,756,500	1,791,200	(2)%
Total video	1,966,200	2,046,900	(4)%

Internet
Residential broadband internet	1,486,900	1,513,700	(2)%
Business broadband internet	179,600	156,700	15%
Total broadband internet (7)	1,666,500	1,670,400	—%

Fixed-line telephony
Residential fixed-line telephony	1,162,700	1,200,300	(3)%
Business fixed-line telephony	112,800	102,200	10%
Total fixed-line telephony (8)	1,275,500	1,302,500	(2)%

Total RGUs (13)	4,908,200	5,019,800	(2)%

Churn (14)

Video	13.1%	9.0%
Broadband internet	13.6%	9.5%
Fixed-line telephony	15.4%	10.3%

Customer relationship information

Triple-play customers	1,163,400	1,183,300	(2)%
Total customer relationships (10)	2,135,700	2,201,800	(3)%
Services per customer relationship (10)	2.30	2.28	1%
ARPU per customer relationship (in € / month) (10) (11)	56.5	54.9	3%

As of and for the three months ended September 30,	2018	2017	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,233,100	2,124,300	5%
Prepaid subscribers	496,000	623,300	(20)%
Total mobile subscribers (9)	2,729,100	2,747,600	(1)%

Presentation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers. Therefore, as of April 1, 2018, they are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our Q1 2017, Q2 2017, Q3 2017, Q4 2017 and Q1 2018 mobile telephony subscriber base by taking out 139,100, 137,000, 134,500, 133,200 and 127,300 mobile telephony SME subscribers, respectively.

Representation of cable RGUs: We have represented the December 31, 2017, the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q4 2017, Q1 2018 and Q2 2018 subscriber count.

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5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2018	2017 Represented	Change %	2018		2017 Represented	Change %
Profit for the period
Revenue

Revenue	641.6	644.7	—%	1,892.5		1,880.6	1%

Expenses

Cost of services provided	(339.2)	(423.9)	(20%)	(1,058.0)		(1,188.8)	(11%)

Gross profit	302.4	220.8	37%	834.5		691.8	21%

Selling, general & administrative expenses	(116.1)	(118.4)	(2%)	(357.5)		(355.2)	1%

Operating profit	186.3	102.4	82%	477.0		336.6	42%

Finance income	9.0	66.5	(86%)	65.1		210.3	(69%)
Net interest income and foreign exchange gain	0.1	66.5	(100%)	0.3		210.3	(100%)
Net gain on derivative financial instruments	8.9	—	—%	64.8		—	—%
Finance expenses	(64.6)	(134.2)	(52%)	(269.7)		(407.1)	(34%)
Net interest expense, foreign exchange loss and other finance expenses	(64.6)	(55.2)	17%	(245.1)		(168.0)	46%
Net loss on derivative financial instruments	—	(78.8)	(100%)	—		(192.4)	(100%)
Loss on extinguishment of debt	—	(0.2)	(100%)	(24.6)		(46.7)	(47%)
Net finance expense	(55.6)	(67.7)	(18%)	(204.6)		(196.8)	4%
Share of the result of equity accounted investees	(0.5)	1.1	N.M.	(1.1)		(0.2)	450%
Gain on disposal of assets to joint venture	10.8	—	—%	10.8		—	—%

Profit before income tax	141.0	35.8	294%	282.1		139.6	102%

Income tax expense	(43.4)	(7.3)	495%	(75.6)		(34.5)	119%

Profit for the period	97.6	28.5	242%	206.5		105.1	96%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	(4.9)	—	—%	(4.9)		—	—%
Deferred tax	2.0	—	—%	2.0		—	—%
Other comprehensive income for the period, net of income tax	(2.9)	—	—%	(2.9)		—	—%

Total comprehensive income for the period	94.7	28.5	232%	203.6		105.1	94%

Profit attributable to:	97.6	28.5	242%	206.5	0.000001	105.1	96%
Owners of the Company	97.9	28.5	244%	207.5		103.5	100%
Non-controlling interests	(0.3)	—	—%	(1.0)		1.6	N.M.

Total comprehensive income for the period, attributable to:	94.7	28.5	232%	203.6		105.1	94%
Owners of the Company	95.0	28.5	233%	204.6		103.5	98%
Non-controlling interests	(0.3)	—	—%	(1.0)		1.6	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	22

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2018	2017 Represented	Change %	2018	2017 Represented	Change %
Weighted average shares outstanding	114,127,729	115,497,934		114,871,854	115,463,859
Basic earnings per share	0.86	0.25	244%	1.81	0.90	101%
Diluted earnings per share	0.86	0.25	244%	1.81	0.90	101%

Revenue by Nature

Subscription revenue:
Video	146.2	148.2	(1%)	436.1	432.3	1%
Broadband internet	158.6	154.6	3%	468.4	453.1	3%
Fixed-line telephony	58.5	60.5	(3%)	175.7	179.9	(2%)
Cable subscription revenue	363.3	363.3	—%	1,080.2	1,065.3	1%
Mobile telephony	119.3	131.1	(9%)	346.1	386.1	(10%)
Total subscription revenue	482.6	494.4	(2%)	1,426.3	1,451.4	(2%)
Business services	53.5	41.6	29%	140.2	122.0	15%
Other	105.5	108.7	(3%)	326.0	307.2	6%
Total Revenue	641.6	644.7	—%	1,892.5	1,880.6	1%

Expenses by Nature

Network operating expenses	(47.5)	(44.8)	6%	(144.5)	(135.8)	6%
Direct costs (programming, copyrights, interconnect and other)	(129.0)	(149.0)	(13%)	(382.6)	(443.5)	(14%)
Staff-related expenses	(60.1)	(59.7)	1%	(186.2)	(186.3)	—%
Sales and marketing expenses	(17.5)	(23.8)	(26%)	(61.5)	(66.7)	(8%)
Outsourced labor and Professional services	(8.5)	(11.6)	(27%)	(23.1)	(30.7)	(25%)
Other indirect expenses	(33.5)	(37.0)	(9%)	(103.6)	(106.4)	(3%)
Restructuring charges	(0.9)	(29.2)	(97%)	(6.3)	(30.1)	(79%)
Operating charges related to acquisitions or divestitures	(1.3)	(0.3)	333%	(3.8)	(2.2)	73%
Share-based payments granted to directors and employees	(5.6)	(2.8)	100%	(7.1)	(10.6)	(33%)
Depreciation	(94.2)	(123.5)	(24%)	(310.6)	(351.0)	(12%)
Amortization	(43.3)	(47.2)	(8%)	(137.1)	(135.5)	1%
Amortization of broadcasting rights	(14.7)	(14.0)	5%	(49.6)	(45.3)	9%
Loss (gain) on disposal of subsidiaries	1.0	3.6	(72%)	2.0	3.1	(35%)
Impairment of long-lived assets - Property and equipment	(0.2)	(3.0)	(93%)	(1.5)	(3.0)	(50%)

Total Expenses	(455.3)	(542.3)	(16%)	(1,415.5)	(1,544.0)	(8%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	23

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2018	2017 Represented	Change %	2018	2017 Represented	Change %

Cash flows from operating activities
Profit for the period	97.6	28.5	242%	206.5	105.1	96%
Depreciation, amortization, impairment and restructuring charges	152.6	209.7	(27%)	502.0	558.2	(10%)
Working capital changes and other non cash items	45.1	27.8	62%	92.1	49.3	87%
Income tax expense	43.4	11.0	295%	75.7	38.1	99%
Net interest expense, foreign exchange loss and other finance expenses	64.3	(11.3)	N.M.	244.8	(42.3)	N.M.
Net loss (gain) on derivative financial instruments	(8.9)	78.8	N.M.	(64.8)	192.4	N.M.
Loss on extinguishment of debt	—	0.2	(100%)	24.6	46.7	(47%)
Loss (gain) on disposal of assets to joint venture	(10.8)	—	—%	(10.8)	—	—%
Cash interest expenses and cash derivatives	(81.6)	(55.5)	47%	(144.4)	(163.3)	(12%)
Income taxes paid	2.0	(0.1)	N.M.	(102.9)	(114.4)	(10%)

Net cash from operating activities	303.7	289.1	5%	822.8	669.8	23%

Cash flows from investing activities
Purchases of property and equipment	(70.8)	(56.1)	26%	(203.0)	(236.0)	(14%)
Purchases of intangibles	(38.7)	(32.2)	20%	(111.4)	(113.3)	(2%)
Acquisitions of other investments	—	—	—%	—	(2.0)	(100%)
Acquisitions of and loans to equity accounted investees	(0.7)	—	—%	(0.7)	—	—%
Acquisition of subsidiaries, net of cash acquired	—	—	—%	(61.5)	(389.3)	(84%)
Proceeds from sale of property and equipment	0.6	1.2	(50%)	1.8	3.1	(42%)
Purchase of broadcasting rights for resale purposes	—	(2.6)	(100%)	—	(2.7)	(100%)
Disposals, net of cash sold	(1.2)	2.6	N.M.	(1.8)	2.7	N.M.

Net cash used in investing activities	(110.8)	(87.1)	27%	(376.6)	(737.5)	(49%)

Cash flows from financing activities
Repayments of loans and borrowings	(160.0)	(194.1)	(18%)	(569.8)	(917.5)	(38%)
Proceeds from loans and borrowings	36.0	33.1	9%	351.3	1,010.3	(65%)
Repurchase of own shares	(113.2)	(28.7)	294%	(141.2)	(55.0)	157%
Sale of own shares	8.6	0.9	856%	12.8	26.1	(51%)
Payments for early termination of loans and borrowings	—	—	—%	—	(19.1)	(100%)
Payments for debt issuance costs	2.0	(0.2)	N.M.	(23.4)	(18.3)	28%
Other financing activities (incl. finance leases)	(9.0)	—	—%	(31.2)	(21.0)	49%

Net cash from (used in) financing activities	(235.6)	(189.0)	25%	(401.5)	5.5	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	126.5	24.0	427%	39.1	99.2	(61%)
Cash at end of period	83.8	37.0	126%	83.8	37.0	126%

Net cash generated (used)	(42.7)	13.0	N.M.	44.7	(62.2)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	24

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2018	2017	Change %	2018	2017	Change %

Adjusted Free Cash Flow
Net cash from operating activities	303.7	289.1	5%	822.8	669.8	23%
Cash payments for direct acquisition and divestiture costs	1.2	0.2	500%	3.1	0.3	933%
Expenses financed by an intermediary	36.0	33.1	9%	104.8	63.0	66%
Purchases of property and equipment	(70.8)	(56.1)	26%	(203.0)	(236.0)	(14%)
Purchases of intangibles	(38.7)	(32.2)	20%	(111.4)	(113.3)	(2%)
Principal payments on amounts financed by vendors and intermediaries	(157.4)	(20.7)	230%	(261.3)	(24.0)	N.M.
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(0.4)	25%	(1.4)	(1.3)	8%
Principal payments on post acquisition additions to network leases	(8.9)	(4.7)	89%	(31.7)	(13.1)	142%

Adjusted Free Cash Flow	64.6	208.3	(69%)	321.9	345.4	(7%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	25

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	September 30,	December 31,	Change
	2018	2017 Restated

ASSETS
Non-current Assets:
Property and equipment	2,178.1	2,149.6	28.5
Goodwill	1,868.2	1,796.0	72.2
Other intangible assets	746.6	778.4	(31.8)
Deferred tax assets	286.2	236.6	49.6
Investments in and loans to equity accounted investees	41.1	31.0	10.1
Other investments	4.9	4.1	0.8
Derivative financial instruments	10.6	7.8	2.8
Trade receivables	1.3	2.9	(1.6)
Other assets	13.7	10.7	3.0
Total non-current assets	5,150.7	5,017.1	133.6

Current Assets:
Inventories	23.1	21.5	1.6
Trade receivables	220.7	214.9	5.8
Other current assets	147.8	136.5	11.3
Cash and cash equivalents	83.8	39.1	44.7
Derivative financial instruments	60.1	41.6	18.5
Total current assets	535.5	453.6	81.9

TOTAL ASSETS	5,686.2	5,470.7	215.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	870.5	988.0	(117.5)
Retained loss	(2,487.5)	(2,102.9)	(384.6)
Remeasurements	(16.4)	(13.5)	(2.9)
Total equity attributable to owners of the Company	(1,620.6)	(1,115.6)	(505.0)
Non-controlling interests	21.2	21.9	(0.7)
Total equity	(1,599.4)	(1,093.7)	(505.7)

Non-current Liabilities:
Loans and borrowings	4,533.7	4,462.2	71.5
Derivative financial instruments	259.4	311.3	(51.9)
Deferred revenue	1.6	1.1	0.5
Deferred tax liabilities	153.2	151.7	1.5
Other liabilities	134.4	123.9	10.5
Total non-current liabilities	5,082.3	5,050.2	32.1

Current Liabilities:
Loans and borrowings	450.1	361.7	88.4
Trade payables	200.7	150.0	50.7
Accrued expenses and other current liabilities	1,159.9	616.7	543.2
Deferred revenue	105.0	102.3	2.7
Derivative financial instruments	42.8	21.8	21.0
Current tax liability	244.8	261.7	(16.9)
Total current liabilities	2,203.3	1,514.2	689.1

Total liabilities	7,285.6	6,564.4	721.2

TOTAL EQUITY AND LIABILITIES	5,686.2	5,470.7	215.5

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2018	26

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months and nine months ended September 30, 2018, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of SFR Belux (fully consolidated since June 19, 2017) in our rebased amounts for the three months and nine months ended September 30, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months and nine months ended September 30, 2018, (ii) include the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018) in our rebased amounts for the three months and nine months ended September 30, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months and nine months ended September 30, 2018 and (iii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months and nine months ended September 30, 2018, (iii) exclude the revenue and Adjusted EBITDA of the disposals of JIM Mobile and Mobile Viking during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months ended March 31, 2018 and (iv) give effect to the new IFRS 15 framework as if it had been implemented on January 1, 2017. We have reflected the revenue and operating profit of both SFR Belux and Nextel in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop

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(via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(11)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(16)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA. Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on October 31, 2018 at 3:00pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 58% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 10 countries across Europe to make the most of the digital revolution.

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Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2017 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the nine months ended September 30, 2018 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL, Coditel S.à r.l. and Nextel on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2017 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 31, 2018 at 7:00am CET